Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290995

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated May 12, 2026)

SEMNUR PHARMACEUTICALS, INC.

Up to 203,737,349 Shares of Common Stock

Up to 7,432,122 Shares of Common Stock Issuable Upon the Exercise of Warrants

Up to 510,000 Warrants

________________

This prospectus supplement supplements the prospectus dated May 12, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-290995) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on May 12, 2026 and declared effective by the Securities and Exchange Commission on May 18, 2026. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 25, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 7,432,122 shares of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of (i) 510,000 private placement warrants (the “Private Warrants” and such shares issuable upon exercise, the “Private Warrant Shares”) originally sold in a private placement in connection with the initial public offering of Denali Capital Acquisition Corp. (“Denali”) and (ii) 6,922,122 public warrants (the “Public Warrants” and such shares issuable upon exercise, the “Public Warrant Shares”) originally sold to the public investors in connection with the initial public offering of Denali (the Public Warrants and the Private Warrants being referred to herein together as the “Warrants”). We will not receive the proceeds from the resale of the Private Warrant Shares or the Public Warrant Shares hereunder; however, we will receive the proceeds from the exercise of any Private Warrants and the Public Warrants.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by: (a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 203,737,349 shares of our Common Stock (the “Resale Shares”), consisting of: (i) up to 2,072,500 shares of Common Stock (the “Sponsor Shares”) held by Jiandong “Peter” Xu, FutureTech Capital LLC (“FutureTech”) (such holdings of Jiandong “Peter” Xu and FutureTech were transferred to such parties by Denali Capital Global Investments LLC prior to the closing of the Business Combination), Huifeng Chang, Lei Huang, Jim Mao, You “Patrick” Sun and Kevin Vassily that were issued on September 22, 2025 upon conversion of the same number of our former ordinary shares in connection with the Domestication and the Business Combination (each as defined below); (ii) up to 510,000 Private Warrant Shares; (iii) up to 188,554,849 shares of Common Stock (the “Scilex Shares”) held by Scilex Holding Company (“Scilex”) and certain of its subsidiaries; (iv) up to 100,000 shares of Common Stock (the “Underwriter Shares”) issued to certain underwriters of the initial public offering of Denali upon consummation of the Business Combination as part of a deferred underwriting discount pursuant to that certain Deferred Discount Agreement, dated November 20, 2023, by and among Denali, US Tiger Securities, Inc. (“US Tiger”) and D. Boral Capital, LLC (f/k/a EF Hutton LLC) (“D. Boral”), which such deferred discount was subsequently amended by the Satisfaction and Discharge Agreements Denali entered into with each of US Tiger and D. Boral on September 22, 2025 immediately prior to the consummation of the Business Combination; and (v) up to 12,500,000 shares of Common Stock (the “Biconomy Resale Shares”) held by Biconomy PTE.LTD; and (b) the selling warrantholder named in this prospectus (including such warrantholder’s permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 510,000 Private Warrants.

On September 22, 2025, we consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated as of August 30, 2024 (as amended, restated or supplemented from time to time, including by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 16, 2025 and Amendment No. 2 to Agreement and Plan of Merger, dated as of July 22, 2025) (the “Merger Agreement”), by and among us, Denali Merger Sub Inc., our then-wholly owned subsidiary (the “Merger Sub”), and the pre-Business Combination Semnur Pharmaceuticals, Inc. (now known as Semnur, Inc., “Legacy Semnur”). We are registering the issuance by us of up to 6,922,122 shares of Common Stock upon the exercise of the Public Warrants as required under the terms of the Warrant Agreement, dated as of April 6, 2022, between Denali Capital Acquisition Corp. (now known as Semnur Pharmaceuticals, Inc.), and VStock Transfer, LLC (“VStock”), as warrant agent, which governs the Public Warrants. We are also registering the resale of the Sponsor Shares, the Merger Shares, the Private Warrant Shares and the Private Warrants as required by that certain Amended and Restated Registration Rights Agreement by and among us, the Sponsors and certain other stockholders, dated September 22, 2025 (the “Registration Rights Agreement”).

Our Common Stock and Public Warrants trade on the Pink Limited Market of the OTC Markets Group, Inc. under the symbols “SMNR” and “SMNRW”, respectively. On June 30, 2026, the last reported sales price per share of our Common Stock was $0.50. On June 30, 2026, the last reported sales price per warrant of our Public Warrants was $0.094.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 14 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2026

SEMNUR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41351	98-1659463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 422-7515

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SMNR	OTCQB marketplace
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SMNRW	OTCQB marketplace

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 25, 2026, Semnur Pharmaceuticals, Inc. (the “Company”) held its 2026 Annual Meeting of Stockholders (the “Meeting”). At the Meeting, a total of (i) 5,423,606 shares of the Company’s Series A preferred stock, $0.0001 par value per share (the “Series A Preferred Stock”), or 100% of the shares of Series A Preferred Stock, issued and outstanding, and (ii) 200,307,471 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), or approximately 87% of the 230,209,142 shares of Common Stock, issued and outstanding, both as of the close of business on April 28, 2026, the record date for the Meeting, were represented virtually or by proxy.

The holder of Series A Preferred Stock was entitled to vote, together with the holders of Common Stock and not separately as a class, on an as converted to Common Stock basis for an aggregate of 5,423,606 votes in accordance with the Certificate of Designations of Series A Preferred Stock, filed with the Delaware Secretary of State on September 22, 2025.

At the Meeting, the Company’s stockholders considered four proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 30, 2026.

Set forth below is a brief description of each proposal voted upon at the Meeting and the voting results with respect to each proposal.

Proposal No. 1: To elect the following nominee as a Class I director to serve until the Company’s 2029 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

Nominee	For	Withhold	Broker Non-Votes
Jay Chun, M.D., Ph.D.	200,166,258	3,804	137,409

Proposal No. 2: To ratify the appointment of Pipara & Co LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2026.

For	Against	Abstentions
200,307,425	46	0

Proposal No. 3: To approve the Semnur Pharmaceuticals, Inc. 2025 Equity Incentive Plan.

For	Against	Abstentions	Broker Non-Votes
200,166,256	269	3,537	137,409

Proposal No. 4: To approve the Semnur Pharmaceuticals, Inc. 2025 Employee Stock Purchase Plan.

For	Against	Abstentions	Broker Non-Votes
200,166,255	270	3,537	137,409

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMNUR PHARMACEUTICALS, INC.

By: /s/ Henry Ji
Name: Henry Ji
Title: Chief Executive Officer & President

Date: June 25, 2026